EXHIBIT 10.14

                     ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

      This Accounts Receivable Purchase Agreement (the "Agreement") is made on this _____ day of _______________, 2002 by and between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("Buyer"), and LOG ON AMERICA, INC., a Delaware corporation ("Seller"), with its chief executive office at One Cookson Place, Providence, Rhode Island 02903.

      1. Definitions. When used herein, the following terms shall have the following meanings.

      1.1 "Account Balance" shall mean, on any given day, the gross amount of all Purchased Receivables unpaid on that day.

      1.2 "Account Debtor" shall have the meaning set forth in the Massachusetts Uniform Commercial Code and shall include any Person liable on any Purchased Receivable, including without limitation, any guarantor of the Purchased Receivable and any issuer of a letter of credit or banker's acceptance.

      1.3 "Adjustments" shall mean all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Purchased Receivable.

      1.4  "Administrative  Fee" shall have the  meaning as set forth in Section
3.3 hereof.

      1.5 "Advance" shall have the meaning set forth in Section 2.2 hereof.

      1.6 "Advance Rate" shall mean eighty percent (80%). Notwithstanding the foregoing, the Buyer may change the Advance Rate from time to time in its sole discretion.

      1.7 "Collateral" shall mean any and all collateral granted by the Seller to Buyer or arising under the Massachusetts Uniform Commercial Code, now, or in the future, including, without limitation, the property described on Exhibit A.

      1.8 "Collections" shall mean all good funds received by Buyer from or on behalf of an Account Debtor with respect to Purchased Receivables.

      1.9 "Compliance Certificate" shall mean a certificate, in the form of Exhibit B attached hereto, which contains the certification of the chief financial officer of Seller that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

      1.10 "Early Termination Fee" is defined in Section 4.5.

      1.11 "Event of Default" shall have the meaning set forth in Section 9 hereof.

      1.12 "Facility Amount" is One Million Dollars ($1,000,000.00), or such lesser amount as determined by Buyer in its sole and absolute discretion.

      1.13 "Facility Fee" is defined in Section 3.4.

      1.14 "Facility Period" is the period beginning on this date and continuing until one year from the date of this Agreement, unless the period is terminated sooner by Buyer with notice to Seller or by Seller pursuant to Section 4.5.


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      1.15  "Finance  Charges"  shall have the  meaning set forth in Section 3.2 hereof.

      1.16 "Good Faith Deposit" shall have the meaning set forth in Section 3.7 hereof.

      1.17 "Invoice Transmittal" shall mean a writing signed by an authorized representative of Seller which accurately identifies the Receivables which Buyer, at its election, may purchase, and includes for each such Receivable the correct amount owed by the Account Debtor, the name and address of the Account Debtor, the invoice number, the invoice date and the account code.

      1.18 "Material Adverse Change " is: (i) a material impairment in the perfection or priority of Buyer's security interest in the Collateral or in the value of such Collateral; or (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of the Seller; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iv) Buyer determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Seller shall fail to comply with one or more of the financial covenants in
Section 6 during the next succeeding financial reporting period.

      1.19 "Obligations" shall mean all advances, financial accommodations, liabilities, obligations, covenants and duties owing, arising, due or payable by Seller to Buyer of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, Administrative Fees, Facility Fee, Early Termination Fee, interest, Repurchase Amounts, fees, expenses, professional fees and attorneys' fees and any other sums chargeable to Seller hereunder or otherwise.

      1.20 "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

      1.21 "Prime Rate" shall mean Buyer's most recently announced "prime rate," even if it is not Buyer's lowest rate. Except as otherwise provided elsewhere herein, any Advances made hereunder based on the Buyer's Prime Rate shall increase or decrease with the changes in the Buyer's Prime Rate.

      1.22 "Purchased Receivables" shall mean all Receivables arising out of the invoices and other agreements identified on or delivered with any Invoice Transmittal delivered by Seller to Buyer which Buyer elects to purchase and for which Buyer makes an Advance.

      1.23 "Receivables" shall mean all those accounts, receivables, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, bankers acceptances, and rights to payment, and all proceeds thereof.

      1.24 "Reconciliation Date" shall mean the last calendar day of each Reconciliation Period.

      1.25 "Reconciliation Period" shall mean each calendar month of every year.

      1.26 "Refund" shall have the meaning set forth in Section 3.6 hereof.

      1.27 "Repurchase Amount" shall have the meaning set forth in Section 4.2 hereof.

      1.28 "Reserve" shall have the meaning set forth in Section 2.4 hereof.


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      1.29 "Subsidiary" of any Person is any corporation,  partnership,  limited liability company, joint venture or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more affiliates of the Person.

      2. Purchase and Sale of Receivables.

      2.1 Offer to Sell Receivables. During the Facility Period, and provided that there does not then exist any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default, and provided that Seller is in compliance with the terms and conditions hereof, Seller may request that Buyer purchase Receivables and Buyer may, in its sole discretion, elect to purchase Receivables. Seller shall deliver to Buyer an Invoice Transmittal with respect to any Receivable for which a request for purchase is made. An authorized representative of Seller shall sign each Invoice Transmittal delivered to Buyer. Buyer shall be entitled to rely on all the information provided by Seller to Buyer on or with the Invoice Transmittal and to rely on the signature on any Invoice Transmittal as an authorized signature of Seller.

      2.2 Acceptance of Receivables. Buyer shall have no obligation to purchase any Receivable listed on an Invoice Transmittal. Buyer may exercise its sole discretion in approving the credit of each Account Debtor before buying any Receivable. Upon acceptance by Buyer of all or any of the Receivables described on any Invoice Transmittal, Buyer shall pay to Seller the Advance Rate multiplied by the face amount of each Receivable which Buyer desires to purchase, net of deferred revenue and offsets related to each specific Account Debtor. All such advances and other payments made by the Buyer, as described above, shall be an "Advance" with respect to such Receivables. Upon Buyer's acceptance of the Receivable and payment to Seller of the Advance, the Receivable shall become a "Purchased Receivable." It shall be a condition to each Advance that (i) all of the representations and warranties set forth in
Section 6 of this Agreement be true and correct on and as of the date of the related Invoice Transmittal and on and as of the date of such Advance as though made at and as of each such date, and (ii) no Event of Default or any event or condition that with notice, lapse of time or otherwise would constitute an Event of Default shall have occurred and be continuing, or would result from such Advance. Notwithstanding anything herein to the contrary, in no event shall the aggregate amount of all Purchased Receivables outstanding at any time exceed the Facility Amount. Notwithstanding anything herein to the contrary, the outstanding balance of Seller's Obligations (as defined herein) to Buyer shall at no time exceed Eight Hundred Thousand Dollars ($800,000.00).

      2.3 Effectiveness of Sale to Buyer. Effective upon Buyer's payment of an Advance, and for and in consideration therefor and in consideration of the covenants of this Agreement, Seller hereby absolutely sells, transfers and assigns to Buyer, all of Seller's right, title and interest in and to each Purchased Receivable and all monies due or which may become due on or with respect to such Purchased Receivable. Buyer shall be the absolute owner of each Purchased Receivable. Buyer shall have, with respect to any goods related to the Purchased Receivable, all the rights and remedies of an unpaid seller under the Massachusetts Uniform Commercial Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

      2.4 Establishment of a Reserve. Upon the purchase by Buyer of each Purchased Receivable, Buyer shall establish a reserve. The reserve shall be the amount by which the face amount of the Purchased Receivable exceeds the Advance on that Purchased Receivable (the "Reserve"); provided, the Reserve with respect to all Purchased Receivables outstanding at any one time shall be an amount not less than twenty percent (20.0%) of the Account Balance at that time and may be set at a higher percentage at Buyer's sole discretion. The reserve shall be a book balance maintained on the records of Buyer and shall not be a segregated fund.

      3. Collections, Charges and Remittances.

      3.1 Collections. Upon receipt by Buyer of Collections, Buyer shall promptly credit such Collections to Seller's Account Balance on a daily basis; provided, that if Seller is in default under this Agreement, Buyer shall apply all Collections to Seller's Obligations hereunder in such order and manner as Buyer may determine. If an item of collection is not honored or Buyer does not receive good funds for any reason, the amount shall be included in the Account Balance as if the Collections had not been received and Finance Charges under
Section 3.2 shall accrue thereon.


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      3.2 Finance  Charges.  On each  Reconciliation  Date,  Seller shall pay to
Buyer a finance charge at a per annum rate equal to the aggregate of the Buyer's Prime Rate and two and one-half percent (2.5%), on the average daily Account Balance outstanding during the applicable Reconciliation Period (the "Finance Charges"). Buyer shall deduct the accrued Finance Charges from the Reserve as set forth in Section 3.6 below.

      3.3 Administrative Fee. On each Reconciliation Date, Seller shall pay to Buyer an Administrative Fee equal to one-half of one percent (0.5%) of the face amount of each Purchased Receivable first purchased during that Reconciliation Period (the "Administrative Fee"). Buyer shall deduct the Administrative Fee from the Reserve as set forth in Section 3.6 below.

      3.4 Facility Fee. A fully earned, non-refundable facility fee of Ten Thousand Dollars ($10,000.00) ("Facility Fee") is due upon the execution of this Agreement.

      3.5 Accounting. Buyer shall prepare and send to Seller after the close of business for each Reconciliation Period, an accounting of the transactions for that Reconciliation Period, including the amount of all Purchased Receivables, all Collections, Adjustments, Finance Charges, and the Administrative Fee. The accounting shall be deemed correct and conclusive unless Seller makes written objection to Buyer within thirty (30) days after the Buyer mails the accounting to Seller.

      3.6 Refund to Seller. Provided that there does not then exist an Event of Default or any event or condition that with notice, lapse of time or otherwise would constitute an Event of Default, Buyer shall refund to Seller by check after the Reconciliation Date, the amount, if any, which Buyer owes to Seller at the end of the Reconciliation Period according to the accounting prepared by Buyer for that Reconciliation Period (the "Refund"). The Refund shall be an amount equal to:

            (A) (1) The Reserve as of the  beginning of that  Reconciliation
                    Period, plus

                (2) the Reserve created for each Purchased Receivable purchased during that Reconciliation Period,

            minus

            (B) The total for that Reconciliation Period of:

                (1) the Administrative Fees;

                (2) Finance Charges;

                (3) Adjustments;

                (4) Repurchase Amounts, to the extent Buyer has agreed to accept payment thereof by deduction from the Refund;

                (5) the Reserve for the Account Balance as of the first day of the following Reconciliation Period in the minimum percentage set forth in Section 2.4 hereof; and

                (6) all amounts due, including professional fees and expenses, as set forth in Section 12 for which oral or written demand has been made by Buyer to Seller during that Reconciliation Period to the extent Buyer has agreed to accept payment thereof by deduction from the Refund.


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In the event the formula set forth in this  Section 3.6 results in an amount due to Buyer from Seller, Seller shall make such payment in the same manner as set forth in Section 4.3 hereof for repurchases. If the formula set forth in this
Section 3.6 results in an amount due to Seller from Buyer, Buyer shall make such payment by check, subject to Buyer's rights under Section 4.3 and Buyer's rights of offset and recoupment.

      3.7 Good Faith Deposit. Seller has paid to Buyer a Good Faith Deposit of $5,000.00 to initiate Buyer's due diligence review process. Any portion of the deposit not utilized to pay expenses will be applied to the Facility Fee.

      4. Recourse and Repurchase Obligations.

      4.1 Recourse. Buyer's acquisition of Purchased Receivables from Seller shall be with full recourse against Seller. Without limiting the foregoing, in the event the Obligations exceed the amount of Purchased Receivables and Collateral, Seller shall be liable for any deficiency.

      4.2 Seller's Agreement to Repurchase. Seller agrees to pay to Buyer on demand, the full face amount, or any unpaid portion, of any Purchased
Receivable:

            (A) which remains unpaid ninety (90) calendar days after the invoice date; or

            (B) which is owed by any Account Debtor who has filed, or has had filed against it, any bankruptcy case, assignment for the benefit of creditors, receivership, or insolvency proceeding or who has become insolvent (as defined in the United States Bankruptcy Code) or who is generally not paying its debts as such debts become due; or

            (C) with respect to which there has been any breach of warranty or representation set forth in Section 6 hereof or any breach of any covenant contained in this Agreement; or

            (D) with respect to which the Account Debtor asserts any discount, allowance, return, dispute, counterclaim, offset, defense, right of recoupment, right of return, warranty claim, or short payment; or

            (E) which remains unpaid at the end of the Facility Period;

together with all reasonable attorneys' and professional fees and expenses and all court costs incurred by Buyer in collecting such Purchased Receivable and/or enforcing its rights under, or collecting amounts owed by Seller in connection with, this Agreement (collectively, the "Repurchase Amount").

      4.3 Seller's Payment of the Repurchase Amount or Other Amounts Due Buyer. When any Repurchase Amount or other amount owing to Buyer becomes due, Buyer shall inform Seller of the manner of payment which may be any one or more of the following in Buyer's sole discretion: (a) in cash immediately upon demand therefor; (b) by delivery of substitute invoices and an Invoice Transmittal acceptable to Buyer which shall thereupon become Purchased Receivables; (c) by Adjustment to the Reserve pursuant to Section 3.6 hereof; (d) by deduction from or offset against the Refund that would otherwise be due and payable to Seller;
(e) by deduction from or offset against the amount that otherwise would be forwarded to Seller in respect of any further Advances that may be made by Buyer; or (f) by any combination of the foregoing as Buyer may from time to time choose.

      4.4 Seller's Agreement to Repurchase All Purchased Receivables. Upon and after the occurrence of an Event of Default, Seller shall, upon Buyer's demand (or, in the case of an Event of Default under Section 9(B) or the end of the Facility Period, immediately without notice or demand from Buyer) repurchase all the Purchased Receivables then outstanding, or such portion thereof as Buyer may demand. Such demand may, at Buyer's option, include and Seller shall pay to Buyer immediately upon demand, cash in an amount equal to the Advance with respect to each Purchased Receivable then outstanding together with all accrued Finance Charges, Adjustments, Administrative Fees, Early Termination Fee, attorney's and professional fees, court costs and expenses as provided for herein, and any other Obligations. Upon receipt of payment in full of the Obligations, Buyer shall immediately instruct Account Debtors


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to pay Seller directly, and return to Seller any Refund due to Seller. For the purpose of calculating any Refund due under this Section only, the Reconciliation Date shall be deemed to be the date Buyer receives payment in good funds of all the Obligations as provided in this Section 4.4.

      4.5 Early Termination Fee. Without limiting any of Buyer's termination rights appearing in Section 17 of this Agreement, this Agreement may be terminated prior to the last day of the Facility Period as follows: (i) by Seller, effective three Business Days after written notice of termination is given to Buyer; or (ii) by Buyer at any time after the occurrence of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Seller, Seller shall pay to Buyer a termination fee in an amount equal to Fifteen Thousand Dollars ($15,000.00) (the "Early Termination Fee"). The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Buyer agrees to waive the Early Termination Fee if Buyer agrees to refinance the Obligations (in its sole and exclusive discretion) prior to the last day of the Facility Period.

      5. Power of Attorney. Seller does hereby irrevocably appoint Buyer and its successors and assigns as Seller's true and lawful attorney in fact, and hereby authorizes Buyer, regardless of whether there has been an Event of Default, (a) to sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Purchased Receivables; (b) to demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Purchased Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Purchased Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Buyer's name or Seller's name, as Buyer may choose; (c) to prepare, file and sign Seller's name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics' lien or similar document with respect to Purchased Receivables; (d) to notify all Account Debtors with respect to the Purchased Receivables to pay Buyer directly;
(e) to receive, open, and dispose of all mail addressed to Seller for the purpose of collecting the Purchased Receivables; (f) to endorse Seller's name on any checks or other forms of payment on the Purchased Receivables; (g) to execute on behalf of Seller any and all instruments, documents, financing statements and the like to perfect Buyer's interests in the Purchased Receivables and Collateral; and (h) to do all acts and things necessary or expedient, in furtherance of any such purposes. If Buyer receives a check or item which is payment for both a Purchased Receivable and another Receivable, the funds shall first be applied to the Purchased Receivable and, so long as there does not exist an Event of Default or an event that with notice, lapse of time or otherwise would constitute an Event of Default, the excess shall be remitted to Seller. Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by Seller to Buyer hereunder shall be applicable with respect to all Purchased Receivables and all Collateral.

      6. Representations, Warranties and Covenants.

      6.1 Receivables' Warranties, Representations and Covenants. To induce Buyer to buy Receivables and to renders its services to Seller, and with full knowledge that the truth and accuracy of the following are being relied upon by the Buyer in determining whether to accept Receivables as Purchased Receivables, Seller represents, warrants, covenants and agrees, with respect to each Invoice Transmittal delivered to Buyer and each Receivable described therein, that:

            (A) Seller is the absolute owner of each Receivable set forth in the Invoice Transmittal and has full legal right to sell, transfer and assign such Receivables;

            (B) The correct amount of each Receivable is as set forth in the Invoice Transmittal and is not in dispute;

            (C) The payment of each Receivable is not contingent upon the fulfillment of any obligation or contract, past or future and any and all obligations required of the Seller have been fulfilled as of the date of the Invoice Transmittal;

            (D) Each Receivable set forth on the Invoice Transmittal is based on an actual sale and delivery


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      of goods and/or services actually rendered,  is presently due and owing to
      Seller, is not past due or in default, has not been previously sold, assigned, transferred, or pledged, and is free of any and all liens, security interests and encumbrances other than liens, security interests or encumbrances in favor of Buyer or any other division or affiliate of Silicon Valley Bank;

            (E) There are no defenses, offsets, or counterclaims against any of the Receivables, and no agreement has been made under which the Account Debtor may claim any deduction or discount, except as otherwise stated in the Invoice Transmittal;

            (F) Seller shall direct each Account Debtor (and each depository institution where proceeds of accounts receivable are on deposit) to make payments with respect to all receivables to a lockbox account established with the Buyer ("Lockbox") or to wire transfer payments to a cash collateral account that Buyer controls, as and when directed by the Buyer from time to time, at its option and at the sole and exclusive discretion of the Buyer. Until such Lockbox can be established, the Seller shall remit all receivable cash payments and remittances to the Buyer at least weekly (at the close of business on each Friday) along with a detailed cash receipts journal. It shall be considered an immediate Event of Default if the Lockbox is not set-up and operational within 60 days from the date of this Agreement;

            (G) Each Purchased Receivable shall be the property of the Buyer and shall be collected by Buyer, but if for any reason it should be paid to Seller, Seller shall promptly notify Buyer of such payment, shall hold any checks, drafts, or monies so received in trust for the benefit of Buyer, and shall promptly transfer and deliver the same to the Buyer;

            (H) Buyer shall have the right of endorsement, and also the right to require endorsement by Seller, on all payments received in connection with each Purchased Receivable and any proceeds of Collateral;

            (I) Seller, and to Seller's best knowledge, each Account Debtor set forth in the Invoice Transmittal, are and shall remain solvent as that term is defined in the United States Bankruptcy Code and the Massachusetts Uniform Commercial Code, and no such Account Debtor has filed or had filed against it a voluntary or involuntary petition for relief under the United States Bankruptcy Code;

            (J) Each Account Debtor named on the Invoice Transmittal has no basis to, and shall not have any basis to, object to the payment for, or the quality or the quantity of the subject matter of, the Receivable and is liable for the amount set forth on the Invoice Transmittal;

            (K) Each Account Debtor shall promptly be notified, after acceptance by Buyer, that the Purchased Receivable has been transferred to and is payable to Buyer, and Seller shall not take or permit any action to countermand such notification; and

            (L) All Receivables forwarded to and accepted by Buyer after the date hereof, and thereby becoming Purchased Receivables, shall comply with each and every one of the foregoing representations, warranties, covenants and agreements referred to above in this Section 6.1.

      6.2 Additional Warranties, Representations and Covenants. In addition to the foregoing warranties, representations and covenants, to induce Buyer to buy Receivables and to render its services to Seller, Seller hereby represents, warrants, covenants and agrees that:

            (A) Seller shall not assign, transfer, sell, or grant , or permit any lien or security interest in any Purchased Receivables or Collateral to or in favor of any other party, without Buyer's prior written consent, except for transfers (i) of inventory in the ordinary course of business and (ii) of worn-out or obsolete equipment;

            (B) The Seller's name, form of organization, chief executive office, and the place where the records concerning all Purchased Receivables and Collateral are kept is set forth at the beginning of this Agreement, Collateral is located only at the location set forth in the beginning of this Agreement, or, if located at any additional location, as set forth on a schedule attached to this Agreement. Seller shall not, without the prior written consent of
      Buyer: (i) relocate its chief executive office, or add any new offices or business locations (unless such new offices or business locations contain less than Five Thousand Dollars ($5,000.00) in Seller's assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization;

            (C) Seller shall (i) pay all of its normal gross payroll for employees, and all federal and state taxes, as and when due, including without limitation all payroll and withholding taxes and state sales taxes; (ii) deliver at any time and from time to time at Buyer's request, evidence satisfactory to Buyer that all such amounts have been paid to the proper taxing authorities; and (iii) if requested by Buyer, pay its payroll and related taxes through a bank or an independent payroll service acceptable to Buyer;

            (D) Seller has not, as of the time Seller delivers to Buyer an Invoice Transmittal, or as of the time Seller accepts any Advance from Buyer, filed a voluntary petition for relief under the United States Bankruptcy Code or had filed against it an involuntary petition for relief;

            (E) If Seller owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been disclosed to Buyer and is specifically listed and identified on a schedule to this Agreement, and Seller shall immediately notify Buyer if Seller hereafter obtains any interest in any additional copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business;

            (F) On request by Buyer, Seller shall promptly furnish any information Buyer may reasonably request to determine financial condition of Seller, including, but not limited to all of Seller's Obligations, and the condition of any of Seller's Receivables, which may include but are not limited to Purchased Receivables. Seller shall maintain its primary depository and operating accounts with Buyer, and a majority of the Seller's cash or investments in excess of that amount used for Seller's operations shall be maintained or invested through the Buyer;

            (G) Seller is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified. The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Seller's organizational documents or constitute a default or Event of Default under any material agreement by which Seller is bound. Seller is not in default under any agreement to which or by which it is bound;

            (H) Seller has good title to the Collateral. All inventory is in all material respects of good and marketable quality, free from material defects;

            (I) There are no actions or proceedings pending or, to Seller's knowledge, threatened by or against Seller or any Subsidiary;

            (J) All consolidated financial statements for Seller and any Subsidiary delivered to Buyer fairly present in all material respects Seller's consolidated financial condition and Seller's consolidated results of operations. There has not been any material deterioration in Seller's consolidated financial condition since the date of the most recent financial statements submitted to Buyer;

            (K) Seller is able to pay its debts (including trade debts) as they mature;

            (L) No representation, warranty or other statement of Seller in any certificate or written statement given to Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading;

            (M) Seller shall not become an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act of 1940, or undertake as one of its important activities extending credit to purchase or carry margin stock, or the proceeds of any Advance for that purpose; or fail to meet the minimum funding requirements of ERISA, or permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; or fail to comply with the Federal Fair Labor Standards Act; or violate any other law or regulation, or permit any of its Subsidiaries to do so. None of Seller's properties or assets has been used by Seller, to the best of Seller's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Seller has timely filed all required tax returns and paid, or made adequate provision to pay, all taxes. Seller has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted;

            (N) Seller shall maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Seller's business or operations;

            (O) Unless earlier requested by Buyer, Seller shall provide a written report within sixty (60) days after the invoice date with respect to any Purchased Receivable (or as and when otherwise directed by the Buyer), if payment of any Purchased Receivable does not occur by its due date and include the reasons for the delay;

            (P) Seller shall keep its business and the Collateral insured for risks and in amounts, as Buyer requests. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Buyer. All property policies shall have a lender's loss payable endorsement showing Buyer as an additional loss payee and all liability policies shall show the Buyer as an additional insured and all policies shall provide that the insurer must give Buyer at least twenty (20) days notice before canceling its policy. At Buyer's request, Seller shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Buyer's option, be payable to Buyer on account of the Obligations;

            (Q) Seller shall immediately notify, transfer and deliver to Buyer all collections Seller receives for Purchased Receivables (and, as and when required hereunder, for all receivables);

            (R) Seller shall not, without the prior written consent of Buyer, create, incur, assume, or be liable for any indebtedness;

            (S) Seller shall not, without the prior written consent of Buyer, directly or indirectly enter into or permit to exist any material transaction with any affiliate or Subsidiary of Seller or make any distributions to any affiliate or Subsidiary, except for transactions that are in the ordinary course of Seller's business, upon fair and reasonable terms that are no less favorable to Seller than would be obtained in an arm's length transaction with a nonaffiliated Person;

            (T) Seller shall not, without the prior written consent of Buyer, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person;

            (U) Seller shall not, without the prior written consent of Buyer, keep any Collateral in the possession of any third party bailee (such as at a warehouse). In the event that Seller, after the date hereof, intends to store or otherwise deliver any Collateral to such a bailee, then Seller shall receive the prior written consent of Buyer and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Buyer; and

            (V) Seller shall provide Buyer with: (i) as soon as available, but no later than thirty (30) days after the last day of each month during which either Advances were requested or Obligations were outstanding, a company prepared consolidated balance sheet and income statement, prepared under GAAP, covering Seller's consolidated operations during such month, in a form acceptable to Buyer and certified by an authorized officer of Seller; (ii) as soon as available, but no later than thirty (30) days after the last day of each month during which either Advances were requested or Obligations were outstanding, an aged listings of Seller's Receivables (by invoice date) and accounts payable (by invoice date);
      (iii) as soon as available, but no later than one hundred twenty (120) days after the end of Seller's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Buyer; (iv) Seller shall provide Buyer with a deferred revenue listing within thirty (30) days of the end of each month during which either Advances were requested or Obligations were outstanding; (v) with each request by Seller that Buyer purchase Receivables and within thirty (30) days of the last day of each month, a Compliance Certificate signed by an authorized officer of Seller in a form attached hereto as Exhibit B; (vi) in the event that the Seller's stock becomes publicly held, within five (5) days of filing, copies of all statements, reports and notices made available to Seller's security holders or to any holders of subordinated debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; and (vii) budgets, sales projections, operating plans or other financial information Buyer requests; and

            (W) Seller will allow Buyer to audit Seller's Collateral, including, but not limited to, Seller's Receivables, at Seller's expense, no later than ninety (90) days after the execution of this Agreement and annually thereafter, upon reasonable notice. Provided, however, if an Event of Default has occurred, Buyer may audit Seller's Collateral, including, but not limited to, Seller's Receivables at Buyer's sole and exclusive discretion and without notification and authorization from Seller.

      7. Adjustments. In the event of a breach of any of the representations, warranties, or covenants set forth in Section 6, or in the event any Adjustment or dispute is asserted by any Account Debtor, Seller shall promptly advise Buyer and shall, subject to the Buyer's approval, resolve such disputes and advise Buyer of any adjustments. Unless the disputed Purchased Receivable is repurchased by Seller and the full Repurchase Amount is paid, Buyer shall remain the absolute owner of any Purchased Receivable which is subject to Adjustment or repurchase under Section 4.2 hereof, and any rejected, returned, or recovered personal property, with the right to take possession thereof at any time. If such possession is not taken by Buyer, Seller is to resell it for Buyer's account at Seller's expense with the proceeds made payable to Buyer. While Seller retains possession of said returned goods, Seller shall segregate said goods and mark them "property of Silicon Valley Bank." Buyer has a security interest in the Purchased Receivables and until receipt of payment, has the right to take possession of any rejected, returned, or recovered personal property.

      8. Security Interest. To secure the prompt payment and performance to Buyer of all of the Obligations, Seller hereby grants to Buyer a continuing lien upon and security interest in all of Seller's now existing or hereafter arising rights and interest in the Collateral, whether now owned or existing or hereafter created, acquired, or arising, and wherever located. Any security interest shall be a first priority security interest in the Collateral. Buyer may place a "hold" on any deposit account pledged as Collateral.

      Seller is not a party to, nor is bound by, any license or other agreement with respect to which the Seller is the licensee that prohibits or otherwise restricts Seller from granting a security interest in Seller's interest in such license or agreement or any other property. Without prior consent from Buyer, Seller shall not enter into, or become bound by, any such license or agreement which is reasonably likely to have a material impact on Seller's business or financial condition. Seller shall take such steps as Buyer requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed "Collateral" and for Buyer to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

      Seller is not authorized to sell, assign, transfer or otherwise convey any Collateral without Buyer's prior written consent, except for the sale of finished inventory in the Seller's usual course of business. Seller agrees to sign UCC financing statements, in a form acceptable to Buyer, and any other instruments and documents requested by Buyer to evidence, perfect, or protect the interests of Buyer in the Purchased Receivables and the Collateral or to effect the purposes of this Agreement. Seller agrees to deliver to Buyer the originals of all instruments, chattel paper and documents evidencing or related to Purchased Receivables and Collateral.

      9. Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

            (A) Seller fails to pay any amount owed to Buyer as and when due;

            (B) There shall be commenced by or against Seller any voluntary or involuntary case under the United States Bankruptcy Code, or any assignment for the benefit of creditors, or appointment of a receiver or custodian for any of its assets;

            (C) Seller is generally not paying its debts as they become due;

            (D) Any involuntary lien, garnishment, attachment or the like is issued against or attaches to the Purchased Receivables or any Collateral, or the service of process upon Buyer seeking to attach, by mesne or trustee process any funds of Seller on deposit with Buyer;

            (E) Seller shall breach any covenant, agreement, warranty, or representation set forth herein, it shall constitute an immediate default hereunder;

            (F) Seller is not in compliance with, or otherwise is in default under, any term of any document, instrument or agreement evidencing a debt, obligation or liability of any kind or character of Seller, now or hereafter existing, in favor of Buyer or any division or affiliate of Silicon Valley Bank, regardless of whether such debt, obligation or liability is direct or indirect, primary or secondary, joint, several or joint and several, or fixed or contingent, together with any and all renewals and extensions of such debts, obligations and liabilities, or any part thereof;

            (G) An event of default shall occur under any guaranty executed by any guarantor (if any) of the Obligations of Seller to Buyer under this Agreement, or any material provision of any such guaranty shall for any reason cease to be valid or enforceable or any such guaranty shall be repudiated or terminated, including by operation of law;

            (H) A Material Adverse Change occurs;

            (I) A default or event of default shall occur under any agreement between Seller and any creditor of Seller that has entered into a subordination agreement with Buyer; or

            (J) Any creditor that has entered into a subordination agreement with Buyer shall breach any of the terms of or not comply with such subordination agreement.

      10. Remedies Upon Default. Upon the occurrence of an Event of Default, (1) without implying any obligation to buy Receivables, Buyer may cease buying Receivables or extending any financial accommodations to Seller; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Buyer, or with respect to an Event of Default described in Section 9(B), automatically and without notice or demand, due and payable in full; (3) Buyer may apply to the Obligations any (i) balances and deposits of Seller it holds, or (ii) any amount held by Buyer owing to or for the credit or the account of Seller; (4) Buyer shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the Massachusetts Uniform Commercial Code, all the power of attorney rights described in Section 5 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Purchased Receivables and all Collateral in any commercial reasonable manner; and (5) Buyer may make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Seller shall assemble the Collateral if Buyer requests and make it available as Buyer designates. Buyer may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any lien which appears to be prior or superior to its security interest and pay all expenses incurred. Seller grants Buyer a license to enter and occupy any of its premises, without charge, to exercise any of Buyer's rights or remedies. Seller and Buyer agree that any notice of sale required to be given to Seller shall be deemed to be reasonable if given five
(5) days prior to the date on or after which the sale may be held. In the event that the Obligations are accelerated hereunder, Seller shall repurchase all of the Purchased Receivables as set forth in Section 4.4.

      11. Accrual of Interest; Demand Waiver. If any amount owed by Seller hereunder is not paid when due, including, without limitation, amounts due under
Section 3, Repurchase Amounts, amounts due under Section 12, and any other Obligations, such amounts shall bear interest at a per annum rate equal to the per annum rate of the Finance Charges until the earlier of (i) payment in good funds or (ii) entry of a final judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law. Seller waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guaranties held by Buyer on which Seller is liable.

      12. Fees, Costs and Expenses; Indemnification. The Seller shall pay to Buyer immediately upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Buyer incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Buyer, Seller or any other Person) in any way relating to the Purchased Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Seller or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Purchased Receivables or the Collateral, (e) collecting the Purchased Receivables and the Obligations, and (f) the representation of Buyer in connection with any bankruptcy case or insolvency proceeding involving Seller, any Purchased Receivable, the Collateral, any Account Debtor, or any guarantor. Seller shall indemnify, defend and hold harmless Buyer and its officers, employees, and agents against: (a) obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) losses or expenses incurred, or paid by Buyer from or consequential to transactions between Buyer and Seller (including reasonable attorneys fees and expenses).

      13. Severability; Waiver; Amendments in Writing; Integration. In the event that any provision of this Agreement is deemed invalid by reason of law, this Agreement shall be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Buyer retains all of its rights, even if it makes an Advance after an Event of Default. If Buyer waives an Event of Default, it may enforce a later Event of Default. Any consent or waiver under, or amendment of, this Agreement must be in writing. Nothing contained herein, or any action taken or not taken by Buyer at any time, shall be construed at any time to be indicative of any obligation or willingness on the part of Buyer to amend this Agreement or to grant to Seller any waivers or consents. This Agreement is the entire agreement about this subject matter and supersedes prior negotiations or agreements.

      14. Account Collection Services. Certain Account Debtors may require or prefer that all of Seller's Receivables be paid to the same address and/or party, or Seller and Buyer may agree that all Receivables with respect to certain Account Debtors be paid to one party. In such event Buyer and Seller may agree that Buyer shall collect all Receivables whether owned by Seller or Buyer and (provided that there does not then exist an Event of Default or event that with notice, lapse or time or otherwise would constitute an Event of Default, and subject to Buyer's rights in the Collateral) Buyer agrees to remit to Seller the amount of the Receivables collections it receives with respect to
Receivables other than Purchased Receivables. It is understood and agreed by Seller that this Section does not impose any affirmative duty on Buyer to do any act other than to turn over such amounts. All such Receivables and collections are Collateral and in the event of Seller's default hereunder, Buyer shall have no duty to remit collections of Collateral and may apply such collections to the obligations hereunder and Buyer shall have the rights of a secured party under the Massachusetts Uniform Commercial Code.

      15. Notices. All notices shall be given to Buyer and Seller at the addresses or faxes set forth on the first page of this Agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid,
(b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex.

      16. Choice of Law, Venue and Jury Trial Waiver. This Agreement shall be construed, governed, and enforced pursuant to the laws (without regard to conflict of law principles) of The Commonwealth of Massachusetts. Seller and Buyer each submits to the exclusive jurisdiction of the State and Federal courts in Suffolk County, Massachusetts. NOTWITHSTANDING THE FOREGOING, THE BUYER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BUYER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BUYER'S RIGHTS AGAINST THE SELLER OR ITS PROPERTY.

SELLER AND BUYER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

      17. Termination. Buyer shall have the right to terminate this Agreement at any time. Notwithstanding the foregoing, any termination of this Agreement shall not affect Buyer's security interest in the Collateral and Buyer's ownership of the Purchased Receivables, and this Agreement shall continue to be effective, and Buyer's rights and remedies hereunder shall survive such termination, until all transactions entered into and Obligations incurred hereunder or in connection herewith have been completed and satisfied in full.

      18. Titles and Section Headings. The titles and section headings used herein are for convenience only and shall not be used in interpreting this Agreement.

      19. Other Agreements. The terms and provisions of this Agreement shall not adversely affect the rights of Buyer or any other division or affiliate of Silicon Valley Bank under any other document, instrument or agreement. The terms of such other documents, instruments and agreements shall remain in full force and effect notwithstanding the execution of this Agreement. In the event of a conflict between any provision of this Agreement and any provision of any other document, instrument or agreement between Seller on the one hand, and Buyer or any other division or affiliate of Silicon Valley Bank on the other hand, Buyer shall determine in its sole discretion which provision shall apply. Seller acknowledges specifically that any security agreements, liens and/or security interests currently securing payment of any obligations of Seller owing to Buyer or any other division or affiliate of Silicon Valley Bank also secure Seller's obligations under this Agreement, and are valid and subsisting and are not adversely affected by execution of this Agreement. Seller further acknowledges that (a) any collateral under other outstanding security agreements or other documents between Seller and Buyer or any other division or affiliate of Silicon Valley Bank secures the obligations of Seller under this Agreement and (b) a default by Seller under this Agreement constitutes a default under other outstanding agreements between Seller and Buyer or any other division or affiliate of Silicon Valley Bank.

      20. Successors and Assigns. This Agreement binds and is for the benefit of successors and permitted assigns of each party. Seller may not assign this Agreement or any rights under it without Buyer's prior written consent which may be granted or withheld in Buyer's discretion. Buyer may, without the consent of or notice to Seller, sell, transfer, or grant participation in any part of Buyer's obligations, rights or benefits under this Agreement.

      21. Right of Set-Off. Seller and any guarantor hereby grant to Buyer, a lien, security interest and right of setoff as security for all Obligations to Buyer, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Buyer or any entity under the control of Silicon Valley Bank or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Buyer may set off the same or any part thereof and apply the same to any liability or obligation of Seller and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BUYER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE SELLER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

      22. Time of Essence. Time is of the essence for performance of all obligations in this Agreement.

      23. Application of Funds. Seller agrees that any disposition of the Collateral in violation of this Agreement, by either the Seller or any other Person, shall be deemed to violate the rights of the Buyer under the Massachusetts Uniform Commercial Code.

      24. Counterpart. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts and when executed and delivered are one Agreement.

      25. Remedies Cumulative. Buyer's rights and remedies under this Agreement, or any other documents, instruments and agreement by and between Seller and Buyer are cumulative. Buyer has all rights and remedies provided under the Massachusetts Uniform Commercial Code, by law, or in equity. Buyer's exercise of one right or remedy is not an election, and Buyer's waiver of any Event of Default is not a continuing waiver. Buyer's delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Buyer and then is only effective for the specific instance and purpose for which it was given.

      26. Survival. All covenants, representations and warranties made in this Agreement continue in force while any Purchased Receivable amount remains outstanding. Seller's indemnification obligations survive until all statutes of limitations for actions that may be brought against Buyer have run.

      27. Confidentiality. Buyer shall use the same degree of care handling Seller's confidential information that it uses for its own confidential information, but may disclose information; (i) to its Subsidiaries or affiliates in connection with their business with Seller, (ii) to prospective transferees or purchasers of any interest in the Agreement, (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with an examination or audit and (v) as it considers appropriate exercising the remedies under this Agreement. Confidential information does not include information that is either: (a) in the public domain or in Buyer's possession when disclosed, or becomes part of the public domain after disclosure to Buyer; or (b) disclosed to Buyer by a third party, if Buyer does not know that the third party is prohibited from disclosing the information.

      IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as a sealed instrument under the laws of the Commonwealth of Massachusetts on the day and year above written.

SELLER: LOG ON AMERICA, INC.

By ________________________________________

Title _____________________________________

BUYER: SILICON VALLEY BANK

By_________________________________________

Title _____________________________________

                                  EXHIBIT "A"

      The Collateral consists of all of Seller's right, title and interest in and to the following:

      All assets, including without limitation, all goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

      Any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; and

      All Seller's books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

                                  Exhibit "B"

                              SILICON VALLEY BANK
                           SPECIALTY FINANCE DIVISION

                             Compliance Certificate

I, as authorized officer of LOG ON AMERICA, INC., a Delaware corporation ("Seller") certify under the Accounts Receivable Purchase Agreement (the "Agreement") between Seller and Silicon Valley Bank ("Buyer") as follows.

Seller represents and warrants for each Purchased Receivable:

      To Seller's knowledge, it is the owner with legal right to sell, transfer and assign it;

      To Seller's knowledge, the correct amount is on the Invoice Transmittal and is not disputed;

      Payment is not contingent on any obligation or contract and it has fulfilled all its obligations as of the Invoice Transmittal date;

      It is based on an actual sale and delivery of goods and/or services rendered, due to Seller, it is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances;

      To Seller's knowledge, there are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

      Seller reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

      Seller has not filed or had filed against it proceedings and does not anticipate any filing;

      Buyer has the right to endorse and/ or require Seller to endorse all payments received on Purchased Receivables and all proceeds of Collateral.

      No representation, warranty or other statement of Seller in any certificate or written statement given to Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

      Additionally, Seller represents and warrants as follows:

      Seller is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified. The execution, delivery and performance of this Agreement has been duly authorized, and do not conflict with Seller's formations documents, nor constitute an Event of Default under any material agreement by which Seller is bound. Seller is not in default under any material agreement to which or by which it is bound.

      Seller has good title to the Collateral. All inventory is in all material respects of good and marketable quality, free from material defects.

      Seller is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Seller is not engaged as one of its important activities in extending credit for margin stock (under Regulations G, T and U of the Federal Reserve Board of Governors). Seller has complied with the Federal Fair Labor Standards Act. None of Seller's properties or assets has been used by Seller, to the best of Seller's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Seller has timely filed all required tax returns and paid, or made adequate provision to pay, all taxes. Seller has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

      All representations and warranties in the Agreement are true and correct in all material respects on this date.

Sincerely,

-----------------------------
SIGNATURE

-----------------------------
TITLE

-----------------------------
DATE

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